           As filed with the Securities and Exchange Commission on June 25, 1997
                 Securities Act File No. 333-28759 Exchange Act File No. 0-18756

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 PRE-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933

                              WESTERN WATER COMPANY
             (Exact name of registrant as specified in its charter)

           Delaware                                           33-0085833
(State or other jurisdiction of                            (I.R.S. Employer
incorporation or organization)                            Identification No.)

                     4660 La Jolla Village Drive, Suite 825
                           San Diego, California 92122
                                 (619) 535-9282
    (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                           Peter L. Jensen, President
                              Western Water Company
                     4660 La Jolla Village Drive, Suite 825
                           San Diego, California 92122
                                 (619) 535-9282
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 With copies to:
                               Istvan Benko, Esq.
                      Troy & Gould Professional Corporation
                       1801 Century Park East, Suite 1600
                          Los Angeles, California 90067
                                 (310) 553-4441

          Approximate date of commencement of proposed sale to public:
     From time to time after this Registration Statement becomes effective.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                              --------------------

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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



PROSPECTUS

                              WESTERN WATER COMPANY


        10,350 SHARES OF SERIES C CONVERTIBLE REDEEMABLE PREFERRED STOCK
                         880,312 SHARES OF COMMON STOCK


         This Prospectus relates to the offer by the securityholders named herein ("Selling Securityholders") for sale from time to time of the following securities of Western Water Company, a Delaware corporation (the "Company"): (i) 9,000 outstanding shares of the Company's Series C Convertible Redeemable Preferred Stock, $1,000 per share stated value ("Series C Preferred Stock"),
(ii) up to 1,350 shares of Series C Preferred Stock issuable as dividends on the outstanding shares of Series C Preferred Stock that the Company may pay in lieu of cash dividends, (iii) up to 622,744 shares of the Company's common stock, $.001 par value ("Common Stock"), issuable upon the conversion of Series C Preferred Stock, (iv) 88,238 shares of Common Stock currently outstanding, and
(v) 169,330 shares of Common Stock issuable upon the exercise of currently outstanding stock purchase options granted under the Company's 1993 Stock Option Plan (the "Options"). The Company will not receive any proceeds from the sale of the Series C Preferred Stock or from the sale of the Common Stock offered hereby. Upon the exercise of the Options, the Company will receive $2,255,948 in the aggregate.


         Each share of Series C Preferred Stock provides for dividends in the amount of $72.50 per year, payable semi-annually, and is convertible at any time at the option of the holder into shares of Common Stock at an initial conversion price of $16.62 per share. The initial conversion price, and therefore the number of shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, is subject to adjustment in certain events to prevent dilution. The Company may redeem some or all of the shares of Series C Preferred Stock on or after April 1, 1999 at a cash redemption price of $1,000 per share, plus accrued but unpaid dividends. Each holder of Series C Preferred Stock is entitled to vote on any matter submitted to the stockholders as if the Series C Preferred Stock had been converted into Common Stock. Each share of Series C Preferred Stock has a liquidation preference equal to its $1,000 stated value. See "Description of Securities -- Preferred Stock."


         The Common Stock is quoted on the Nasdaq National Market under the symbol "WWTR." The closing price of the Common Stock reported on the Nasdaq National Market on June 24, 1997 was $14.25 per share. There is no established trading market for the Series C Preferred Stock, and it is not anticipated that an established trading market will develop.


         The Selling Securityholders have advised the Company that it may sell, directly or through brokers, all or a portion of the securities offered hereby in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the Series C Preferred Stock and the Common Stock within the meaning of the Securities Act of 1933, as amended. It is anticipated that usual and customary brokerage fees will be paid by the Selling Securityholders in all open market transactions. The Company will pay all other expenses of this offering. See "Plan of Distribution."

                           --------------------------

             AN INVESTMENT IN THE SECURITIES OFFERED HEREBY INVOLVES
                  A HIGH DEGREE OF RISK. SEE "RISK FACTORS" ON
                      PAGES 6 THROUGH 8 OF THE PROSPECTUS.

                           --------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
         AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR
             HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION PASSED UPON THE ACCURACY OR
                 ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION
                     TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is June 25, 1997

                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy or information statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as at the following regional offices: Seven World Trade Center, New York, New York 10048, and Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq National Market. Reports, proxy statements and other information concerning the Company may be inspected at the offices of the National Association of Securities Dealers, Inc. at 1735 K Street, N.W., Washington, D.C. 20006.

         Additional information regarding the Company and the securities offered hereby is contained in the Registration Statement of which this Prospectus is a part, and the exhibits thereto, filed with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). For further information pertaining to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits thereto, which may be inspected without charge at, and copies thereof may be obtained at prescribed rates from, the office of the Commission at Judiciary Plaza, 450 Fifth Street, Washington, D.C. 20549. Statements contained herein concerning the provisions of any document are not necessarily complete and in each instance reference is made to the copy of the document filed as an exhibit or schedule to the Registration Statement. Each such statement is qualified in its entirety by reference to the copy of the applicable documents filed with the Commission.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission under the Exchange Act are incorporated in this Prospectus by reference: (a) the Company's Annual Report on Form 10-K for the year ended March 31, 1996; (b) the Company's quarterly report on Form 10-Q for the quarter ended June 30, 1996, filed with the Commission on August 14, 1996; (c) the Company's quarterly report on Form 10-Q for the quarter ended September 30, 1996, filed with the Commission on November 14, 1996; (d) the Company's quarterly report on Form 10-Q for the quarter ended December 31, 1996, filed with the Commission on February 14, 1997;
(e) the Company's current report on Form 8-K dated March 31, 1997, filed with the Commission on March 31, 1997; (f) the Company's current report on Form 8-K dated April 30, 1997, filed with the Commission on May 1, 1997; (g) the Company's proxy statement furnished in connection with its Annual Meeting of Shareholders on December 4, 1996, filed with the Commission on November 6, 1996;
(h) all other reports filed with the Commission pursuant to Section 13 and 15(d) of the Exchange Act since February 14, 1997; and (i) the description of the Common Stock set forth in the Company's Registration Statement on Form 8-B under the Exchange Act, including any amendment or report subsequently filed by the Company for the purpose of updating that description. The file number of each of the foregoing documents is 0-18756.

         All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, on the written or oral request of any such person, a copy of any or all of the documents incorporated by reference (other than exhibits to such documents that are not specifically incorporated by reference in such documents). Written


                                       2.

requests for such copies should be directed to Ronald I. Simon, Vice President and Chief Financial Officer, Western Water Company, 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Telephone requests may be directed to Mr. Simon at (619) 535-9282.

         Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995.

         Except for the historical information contained herein, the matters discussed in this Prospectus are forward-looking statements which involve risks and uncertainties, including but not limited to economic, competitive, governmental and environmental factors affecting the Company's revenues, operations, markets, properties and prices, and other factors discussed in the section entitled "Risk Factors" on pages 6 through 8 of this Prospectus.



                                       3.

                                   THE COMPANY


         Western Water Company (the "Company") is engaged in (i) a broad range of activities related to the identification, acquisition, ownership, development, transfer and sale of water and water rights primarily in the Western United States and (ii) the sale of real estate properties acquired in connection with the Company's water supply business activities. The Company, directly and indirectly, owns a diverse portfolio of water rights and real estate interests in California and Colorado. The Company's principal business plan is to develop, package and sell its water and water rights to municipalities and other water users and to provide a variety of water-related services to unaffiliated owners of water rights. Such services include identifying, developing, marketing, transporting, distributing and selling water or water rights that are owned by unaffiliated owners. In addition, the Company's plan is to resell the real estate interests that it owns and occasionally acquires in connection with its acquisition of water assets.

         The Company has recently focused its efforts on becoming an independent water provider to municipalities and other agencies located primarily in Southern California. The Company's goal is to acquire water assets and to sell or lease such water or water assets to municipalities or other water agencies or districts. In order to fund a portion of the anticipated cost of acquiring groundwater rights and other water-related assets, the Company recently completed a $9,000,000 private placement of its Series C Preferred Stock. In addition, in November 1996 the Company entered into a letter agreement with J.P. Morgan Securities, Inc. pursuant to which J.P. Morgan was appointed as the Company's financial advisor and agent in arranging the placement of debt securities for the special purpose entities expected to be formed for the purpose of acquiring such water assets. To date, one special purpose entity has been organized, but no financing has yet been raised by J.P. Morgan for any special purpose entity. Before the Company can effect any water transfer arrangements, the Company will have to purchase water assets, finance such purchase, and then sell the water rights. Although the Company is currently evaluating certain water transfer opportunities and has held discussions with certain Southern California water districts regarding the sale and transfer of water to such water districts, the Company has not yet entered into any binding agreements with such water districts.


         The principal California water interests currently owned by the Company consist of (i) certain riparian and appropriative water rights, together with certain groundwater rights, associated with approximately 9,055 acres of real property (the "Yuba Property") located along the Yuba River in California, (ii) the water rights associated with 2,236 acres of California rice farms and ranches, (iii) interests owned in various California mutual water companies, and
(iv) certain groundwater pumping rights in Los Angeles County and San Bernardino County, California. The Company's California real estate holdings consist of a total of approximately 1,602 acres located in Northern California.


         The principal Colorado water interests owned by the Company consist of the water rights associated with an aggregate of 4,559 acres of undeveloped land and certain other water rights in the Cherry Creek basin. The Cherry Creek basin is the drainage area of Cherry Creek south of Denver, Colorado. The Cherry Creek assets were acquired primarily for the purpose of developing, processing, packaging and selling water and water rights to water districts in the Cherry Creek basin (the "Cherry Creek Project"). The Company has filed a plan of augmentation with the Colorado Water Court in order to obtain the right to sell packages of long-term, reliable water resources. Although the Company believes that there is a market for its Cherry Creek water and water rights, in order to increase the number of potential purchasers for its water and to increase the possible price of such water, the Company may have to develop and build a water delivery infrastructure. The Company and certain infrastructure developer are currently jointly marketing to water agencies a package consisting of the Company's water rights and a water delivery system. However, the Company does not have any definitive agreements with any potential builders of such a water delivery system. The principal real estate interests owned by the Company consist of approximately 1,887 acres of undeveloped land located in the Cherry Creek basin, Colorado.



         On April 23, 1997, the Company sold its 35.3% initial percentage interest in Nevada Land and Resource Company, LLC (the "Nevada LLC") to Global Equity Corporation, an Ontario, Canada corporation ("Global"). The Nevada LLC is the limited liability company that was formed by the Company and a joint venture comprised of The Morgan Stanley Real Estate Fund II, L.P. and two affiliates of that real estate partnership (collectively, "Western Land JV") to own approximately 1.38 million acres of land and related water interests in Nevada (the "Nevada Property"). The Company acquired its interest in the Nevada LLC in October 1995 for $12,000,000. The purchase price received by the Company from the sale of the Nevada LLC interest was $13,360,000, of which $12,024,000 was paid in cash and $1,336,000 was paid by the delivery to the Company of a




                                       4.

convertible note from Global due on December 31, 1997. In addition to the sale of the Company's interest in the Nevada LLC to Global, the Nevada LLC entered into a consulting agreement with Western Agua, L.P. (the "Consulting Agreement"). Western Agua, L.P. is a Delaware limited partnership formed by the Company and Western Land JV. The Company owns a 70% interest in Western Agua, L.P. and is the sole general partner of the partnership. In exchange for providing consulting services to Nevada LLC, Western Agua, L.P. will receive 50% of all the net proceeds, if any, derived from the Nevada Property after Global both recoups its investment in the Nevada LLC and earns a 20% cumulative annually compounded return on its investment in the Nevada LLC. In addition, the Western Land JV has agreed to provide the Company with a three-year right of first offer to review all Western Land JV's water investment opportunities in the Western United States.


         The Company is currently engaged by The Atchison, Topeka and Santa Fe Railway Company and by Burlington Northern Railroad Company (collectively, "Burlington Santa Fe") to act as Burlington Santa Fe's exclusive agent in California, Arizona, New Mexico, Colorado, Washington and Montana in connection with identifying, developing and marketing water assets owned by Burlington Santa Fe, and to identify and assist in marketing Burlington Santa Fe's Texas water rights, and to advise Burlington Santa Fe in connection with such matters.

         On March 28, 1996, the Company issued a 100% stock dividend whereby the Company issued one share of Common Stock for each share of Common Stock then outstanding (the "Stock Dividend"). A 100% stock dividend effectively is the equivalent of a 2-for-1 stock split. All share, per share and other information contained in this Prospectus has been adjusted to reflect the 2-for-1 stock adjustment.

         The Company's principal executive office is located at 4660 La Jolla Village Drive, Suite 825, San Diego, California 92122. Its telephone number is
(619) 535-9282. Unless the context requires otherwise, references to the "Company" in this report include YG Procyon Corporation, its wholly-owned subsidiary, and YG Rice Farms, L.P., a California limited partnership directly and indirectly wholly owned and controlled by the Company. On September 18, 1992, the Company changed its name from "YG Development Company" to "Western Water Company," and on March 23, 1994, the Company changed its state of incorporation from California to Delaware.


                                       5.

                                  RISK FACTORS

         The securities offered hereby are speculative in nature, involve a high degree of risk, and should not be purchased by any investor who cannot afford the loss of his entire investment. Prior to making an investment decision with respect to the securities offered hereby, prospective investors should carefully consider, along with the other matters discussed in this Prospectus, the following risk factors:


         LIMITED HISTORY OF OPERATIONS IN PRINCIPAL BUSINESS. To date, the Company's activities have primarily consisted of (i) acquiring its various water rights and related assets, (ii) raising capital to fund both the cost of such acquisitions and its working capital needs, and (iii) developing its water rights. Although the Company operates in two business segments (water rights activities and its real estate development and disposition activities), the Company anticipates that a majority of its revenues in the future will be derived from its water rights activities. However, the Company only generated $261,000, $974,000 and $207,000 of revenues from its water rights activities during the fiscal years ended March 31, 1997, March 31, 1996 and March 31, 1995, respectively. Accordingly, the Company does not have an established record of water rights transactions. To date, the Company's administrative and interest expenses have exceeded its on-going revenues from its water and water rights development and disposition business, and the majority of its operating revenues have been derived from the sale of the Company's real estate assets. No assurance can be given that the Company will continue to be able to profitably resell its remaining real estate holdings in the future or that it will be able to successfully develop, package and sell water rights.

         UNCERTAINTY OF FUTURE REAL ESTATE REVENUES. During the past three fiscal years, revenues from the disposition of real estate have constituted approximately 86%, 80% and 92%, respectively, of the Company's total revenues. Accordingly, until the Company completes its water development activities and derives revenues from the sale or other disposition of its water resources, the Company's ability to generate revenues will continue to be dependent primarily on its ability to sell its real estate holdings. To date, the Company's real estate sales efforts in Colorado have benefitted from a strong demand for real estate in the Cherry Creek basin. No assurance can, however, be given that the current market conditions in the Cherry Creek market will continue or that the Company will be able to profitably resell its real estate assets in the future. The Company's ability to sell its Colorado and California real estate properties will also be dependent on general economic conditions, on interest rates, and on the location and particular characteristics of the properties offered for sale.


         UNCERTAINTY OF FUTURE WATER REVENUES. The Company's business plan is twofold: to engage in various water acquisition, transfer, development and sale activities, and to develop and dispose of the real estate that it acquires in connection with the acquisition of water rights. While the Company's current operating revenues have been primarily derived from real estate sales, the Company's long-term future profitability will be primarily dependent on (i) the Company's ability to sell significant quantities of water from the Company's Northern California water assets, (ii) the Company's ability to develop and sell water or water rights packages as part of the Cherry Creek Project, and (iii) the Company's activities as an independent water provider in Southern California. Until May 1996, the Company's plan was to permit the Yuba County Water Agency to integrate the Company's Yuba Property water into the Water Agency's conjunctive use plans for developing and marketing water to third parties. The Company's agreement with the Yuba County Water Agency regarding the joint development and marketing of water expired in May 1996, and the Company is currently evaluating various alternative plans to commercially exploit its Yuba Property water rights. The value of the Company's Cherry Creek Project is dependent upon the approval of the Company's proposed plan of augmentation. The Colorado Water Court has rejected the Company's initial Cherry Creek plan of augmentation based on objections that were filed with the court by the third parties. Although the Company has since received the consent of all but one of the objectors, no assurance can be given that the Colorado Water Court will approve the Company's plan of augmentation in the near future, or ever. The Company's ability to become an independent water provider in Southern California is dependent upon the Company acquiring groundwater rights and other water assets, its ability to arrange for the transportation and storage of water, its success in obtaining all necessary consents and approvals, and on its ability to finance the foregoing activities. To date, the Company has not yet consummated any water transfer transactions in Southern California, and no assurance can be given that the Company will be able to do so in the future.



                                       6.

         YUBA PROPERTY TITLE ISSUES. It is possible that owners of adjoining land or land located downstream from the Yuba Property could assert claims to the groundwater adverse to the Company due to possible uncertainties as to the source of water located on or under the Yuba Property and the complexities of water laws. Although the Company believes that its claims would be held to be superior to any claims by other property owners, no assurance can be given that adverse claims, if asserted, would not be sustained.

         ENVIRONMENTAL REGULATION AND RISK. Water leased or sold by the Company may be subject to regulation as to quality by the United States Environmental Protection Agency (the "EPA") acting pursuant to the Federal Safe Drinking Water Act (the "US Act"). In California, the responsibility for enforcing the US Act is delegated to the California Department of Health Services (the "Health Department") and to the Resources Board acting pursuant to the California Safe Drinking Water Act (the "Cal Act"). The US Act provides for the establishment of uniform minimum national water quality standards, as well as governmental authority to specify the type of treatment processes to be used for public drinking water. Moreover, the EPA has an ongoing directive to issue regulations under the US Act and to require disinfection of drinking water, specification of maximum contaminant levels ("MCLS") and filtration of surface water supplies. The Cal Act and the mandate of the Health Department are similar to the US Act and the mandate of the EPA, and in many instances MCLS and other requirements of the Health Department are more restrictive than those promulgated by the EPA.

         Both the EPA and the Health Department have promulgated regulations and other pronouncements which require various testing and sampling of water and inspections by producers which set MCLS for numerous contaminants. Since the Company does not intend to sell water directly to the consumers, these standards only affect the water agencies that may buy or lease the Company's water. While environmental regulations do not directly affect the Company, the regulations regarding the quality of water distributed affects the Company's intended customers and may, therefore, depending on the quality of the Company's water, impact the price and terms upon which the Company may in future sell its water or water rights.

         Under various federal, state and local laws, regulations and ordinances (collectively, "Environmental Laws"), an owner or operator of real estate interests may be liable for the costs of cleaning up, as well as certain damages resulting from, past or present spills, disposals or other releases of hazardous or toxic substances or wastes on, in or from a property. Certain Environmental Laws including the federal Comprehensive Environmental Response Compensation and Liability Act ("CERCLA") and Resource Conservation and Recovery Act ("RCRA"), impose such liability without regard to whether the owner knew of, or was responsible for, the presence of hazardous or toxic substances or wastes at or from the property. The presence of such substances or wastes, or the failure to properly remediate any resulting contamination, also may adversely affect the owner's or operator's ability to sell, lease, or operate its property or to borrow using its property as collateral. Although the Company is not aware of any such environmental contamination on any of its real estate holdings or on any locations adjacent to its holdings, there can be no assurance that such environmental contamination does not exist.

         VOLATILE MARKET FOR COMMON STOCK. There has been significant volatility in the market for the Company's Common Stock. Since April 1, 1995 (the beginning of the fiscal year ended March 31, 1996), the daily closing sales prices of the Common Stock have ranged from $10.125 to $23.25 per share. The trading price of the Common Stock has fluctuated widely, and it may be subject to similar future fluctuations in response to quarter-to-quarter variations in the Company's operating results, Company announcements regarding acquisitions or dispositions of properties, and variations in the stock market indices in general. The Common Stock offered by this Prospectus (assuming conversion of all shares of Series C Preferred Stock into shares of Common Stock and the exercise of all Options) constitutes approximately 10% of the total amount of Common Stock currently outstanding (assuming the conversion of all shares of Series C Preferred Stock and the exercise of all Options). Such Common Stock may be offered and sold from time to time throughout an indefinite and extended period of time, which sales may have an adverse effect on the prevailing market price for the Common Stock. The extent of such adverse effect, if any, cannot be predicted, but based on the volume of trading in the market and on the number of shares that could be sold hereunder by the Selling Securityholders, such adverse effect may be material.

         ANTI-TAKEOVER EFFECT OF CHARTER AND BYLAW PROVISIONS. The Company's Certificate of Incorporation and Bylaws contain certain provisions that may discourage attempts to acquire control of the Company that are not negotiated with the Company's Board of Directors. These provisions may have the effect of discouraging takeover attempts that some stockholders might deem to be in their best interests, including takeover proposals in which



                                       7.

stockholders might receive a premium for their shares over the then current market price, as well as making it more difficult for individual stockholders or a group of stockholders to elect directors. The Board of Directors believes, however, that these provisions are in the best interests of the Company and its stockholders because such provisions may encourage potential acquirors to negotiate directly with the Board of Directors which is in the best position to act on behalf of all stockholders. The Certificate of Incorporation provides that the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate of Incorporation, including among others, those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; and the supermajority voting requirements of the Certificate of Incorporation. These voting requirements will have the effect of making more difficult any amendments, even if a majority of the Company's stockholders believes that such amendment would be in their best interest. See "Description of Securities -- Anti-Takeover Provisions."


         ABSENCE OF PUBLIC MARKET FOR SERIES C PREFERRED STOCK. Prior to this offering, there was no established trading market for the Series C Preferred Stock, and it is not anticipated that an established trading market will develop. The Company does not plan to apply to have the Series C Preferred Stock quoted on The Nasdaq Stock Market or any other exchange.


         DIVIDENDS UNLIKELY. The Company has never paid cash dividends on its Common Stock (other than the Stock Dividend effected in March 1996) and anticipates that for the foreseeable future all earnings, if any, will be retained for operations and for the development of the Company's assets and business. The payment of any dividends on the Common Stock is subject to the prior payment of dividends on the outstanding shares of Series C Preferred Stock. The Company's ability to meet its semi-annual dividend obligations under the terms of the Series C Preferred Stock is dependent on its financial condition and on Delaware law. Under Delaware law, a corporation is permitted to pay dividends only out of surplus (including paid-in and earned surplus) or out of net profits for the current and immediately preceding fiscal years. Although the Company currently is permitted by Delaware law to make dividend payments on the Series C Preferred Stock, no assurance can be given that the Company will continue to do so in the future or that the Company will in the future be permitted under Delaware law to pay dividends.
See "Description of Securities."

         DEPENDENCE ON KEY PERSONNEL. The success of the Company is largely dependent upon the knowledge, efforts and active participation of Mr. Peter L. Jensen, its President, and Messrs. John H. Huston and Eric R. Robbins, its Vice Presidents. The Company's employment agreements with Messrs. Jensen, Huston and Robbins expire in July 1997. The loss of the services of either Messrs. Jensen, Huston or Robbins could have a material adverse effect on the Company.

         AUTHORIZATION OF PREFERRED STOCK; PROVISIONS AFFECTING CHANGES IN CONTROL. The Company's Certificate of Incorporation authorizes the issuance of "blank check" preferred stock with such designation, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue a new series of preferred stock with dividend, liquidation, conversion, voting or other rights which could adversely affect the voting power or other rights of the holders of the Series C Preferred Stock and the Common Stock. In the event of issuance, the new series of preferred stock could be utilized, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that the Company will not do so in the future. See "Description of Securities."




                                       8.

                                 USE OF PROCEEDS

         The Company will not receive any of the proceeds from the sale by the Selling Securityholders of any of the shares of Series C Preferred Stock and Common Stock offered hereby. The Company will pay all of the costs of this offering.


                             SELLING SECURITYHOLDERS

THE SERIES C PREFERRED STOCK PRIVATE PLACEMENT

         The Company sold a total of 9,000 shares of Series C Preferred Stock (at a price of $1,000 per share) in a private placement that was completed on April 21, 1997 (the "Private Placement"). Credit Suisse First Boston acted as the financial advisor and placement agent to the Company in connection with the Private Placement. In connection with the Private Placement, the Company agreed to use its best efforts to promptly register the shares of Series C Preferred Stock (and the Common Stock issuable upon the conversion of the Series C Preferred Stock) under the Securities Act. This Prospectus was prepared, in part, pursuant to the foregoing contractual commitment to register the Series C Preferred Stock and the underlying Common Stock.

         Except as set forth in the footnotes to the table below, no investor in the Private Placement has, or during the past three years had, any position, office, or other material relationship with the Company or any predecessor or affiliate of the Company.

SALE OF COMMON STOCK IN CONNECTION WITH PURCHASE OF WATER RIGHTS

         On July 25, 1996, the Company entered into that certain Agreement for Sale of Water Rights and Option to Sell Water Rights (the "Agreement") with Golden West Refining Company, a California corporation ("Golden West"). Pursuant to the Agreement, the Company agreed from time to time to purchase from Golden West, and Golden West agreed from time to time to sell to the Company the rights to water located in the Central Water Basin, Los Angeles County, California, for a purchase price of $3,200 per acre foot. The Agreement grants Golden West the option, but not the obligation, to sell to the Company the water rights to up to a total of 1,078 acre feet of water per year. The option expires on September 27, 1997, although Golden West, in its discretion, may terminate the option at any time during the last nine months of the option term. The Company has previously purchased the rights to 300 acre feet of water. On February 13, 1997 and on May 9, 1997, the option for the purchase of an aggregate of 400 acre feet of additional water was exercised. The purchase price paid by the Company for the additional 400 acre feet was paid in shares of Common Stock included in this Prospectus. The purchase price for any future sales of water under the Agreement will likewise be paid in shares of Common Stock. The amount of shares issued to Golden West in connection with the foregoing purchase, and the amount of shares to be issued in the event the option is exercised in the future by Golden West, is determined by the average last trading price of the Common Stock as reported by The Nasdaq Stock Market during the 20 trading days immediately preceding the closing date of each sale. The Agreement also contained registration rights provisions that require the Company to register the shares of Common Stock to be issued to Golden West. This Prospectus was prepared, in part, pursuant to the registration rights provisions contained in the Agreement.

         The terms of the Agreement were determined by arm's-length negotiations between the Company and Golden West. Except for the transactions contemplated by the Agreement, Golden West does not have, or during the past three years has not had, any material relationship with the Company or any of its predecessors or affiliates.

OPTIONS

         The Options consist of stock purchase options to purchase a total of 169,330 shares of Common Stock. The Options were granted in 1997 pursuant to the Company's 1993 Stock Option Plan. All of the Options were granted to persons who, at the time of grant, were officers and directors of the Company. The weighted average exercise price of the Options is $13.32 per share.


                                       9.

         The following table lists the Selling Securityholders, the number of shares of Series C Preferred Stock and Common Stock beneficially owned by each such Selling Securityholder as of the date of this Prospectus, the number of shares offered by them pursuant to this Prospectus, and the number of shares of Common Stock beneficially owned by each Selling Securityholder after the completion of this offering. The shares listed under the caption "Number of Shares Being Offered -- Shares of Common Stock" refer (i) to the number of shares of Common Stock into which the shares of Series C Preferred Stock held by each Selling Securityholder can be converted, (ii) the number of shares of Common Stock issuable upon the exercise of any Options owned by the Selling Securityholder, and, (iii) for those Selling Securityholders who do not own any shares of Series C Preferred Stock or Options, the shares of Common Stock owned by such Selling Securityholder that are included in this Prospectus. All shares of Common Stock listed under the caption "Number of Shares Being Offered -- Shares of Common Stock" may be sold pursuant to this Prospectus. The Company believes that the Selling Securityholders own no securities of the Company other than as listed in the table.



                                      SHARES OF
                                      SERIES C          SHARES OF            NUMBER OF SHARES
                                      PREFERRED        COMMON STOCK          BEING OFFERED (3)            AFTER OFFERING(1)(2)
                                    BENEFICIALLY       BENEFICIALLY    -----------------------------  --------------------------
                                     OWNED AS OF       OWNED AS OF       SHARES OF       SHARES OF        SHARES OF
                                     THE DATE OF       THE DATE OF        SERIES C        COMMON        COMMON STOCK
                                     PROSPECTUS       PROSPECTUS(1)      PREFERRED        STOCK     BENEFICIALLY OWNED   PERCENT
                                    -------------     -------------      ---------       ---------  ------------------   -------
T. Rowe Price New Era Fund
Inc.                                    2,000            464,837(4)        2,000          120,337          344,500          4.2%
T. Rowe Price Small-Cap
Value Fund, Inc.                        2,000            455,537(4)        2,000          120,337          335,200          4.1%
Ashford Capital Partners, L.P.          1,000(5)          60,168(5)        1,000           60,168                0            --
Workplace Health, Safety and
Compensation Commission of
New Brunswick                             250             15,042             250           15,042                0            --
Dalhousie University General
Endowment Fund                            125              7,521             125            7,521                0            --
Dalhousie University Killam
Endowment Fund                            100              6,017             100            6,017                0            --
Dalhousie University Pension
Fund                                      500             30,084             500           30,084                0            --
Wisconsin Alumni Research
Foundation                              1,000             60,168           1,000           60,168                0            --
Trustees of Dartmouth College             300             18,051             300           18,051                0            --
Ashford Capital Management,
Inc. as investment advisor for
certain investment accounts             1,725(6)         103,791(6)        1,725          103,791                0            --
Golden West Refining
Company(7)                                 --             88,238              --           88,238                0            --
Peter Jensen                               --            388,536              --           41,666          346,870          4.2%
Marilyn B. Dreyer                          --            109,517              --           20,000           89,517          1.0%
John Huston                                --            322,458              --           33,332          289,126          3.5%
Arik Prawer                                --             75,000              --           25,000           50,000             *
Eric Robbins                               --             73,332              --           33,332           40,000             *
Ronald I. Simon                            --             16,000              --           16,000                0            --


-------------------

*  less than 1%.


(1) Pursuant to the rules promulgated under the Exchange Act, a person is deemed to be the beneficial owner of a security if that person has the right to acquire ownership of such security within 60 days. Since the Series C Preferred Stock is immediately convertible into Common Stock, this column also includes shares of Common Stock that may be issued upon the conversion of the Series C Preferred Stock.




                                       10.

(2) The table assumes that the Selling Securityholders will dispose of all shares of Series C Preferred Stock and Common Stock owned by them or issuable to them that are being registered for sale by this Prospectus.

(3) Excludes (i) shares of Series C Preferred Stock that the holders of Series C Preferred Stock may receive if the Company exercises its right to pay dividends on the Series C Preferred Stock by issuing additional shares of Series C Preferred Stock, and (ii) the Common Stock issuable upon the conversion of such additional shares of Series C Preferred Stock.


(4) T. Rowe Price Associates, Inc., the investment advisor of T. Rowe Price New Era Fund, Inc. and T. Rowe Price Small-Cap Value Fund, Inc., as investment advisor, beneficially owns 1,058,874 shares for these and other investment advisory clients.

(5) Reflects shares held of record and beneficially owned by Ashford Capital Partners, L.P., a Delaware limited partnership, of which the general partner is Ashford Capital Management, Inc. Excludes the 1,725 shares of Series C Preferred Stock (103,791 shares of Common Stock) held of record and beneficially by or on behalf of certain investment advisory client accounts managed by Ashford Capital Management, Inc., as investment adviser, as indicated in footnote
         (6) below. Ashford Capital Management, Inc., acting as general partner, has the sole power to vote and dispose of securities on behalf of Ashford Capital Partners, L.P.

(6) Reflects shares held of record and beneficially owned by separate investment accounts on behalf of sixteen (16) different investors for which Ashford Capital Management, Inc. acts as investment adviser and has the sole power to vote and dispose of such securities as attorney-in-fact with respect to such accounts. Excludes (i) shares held by Ashford Capital Partners, L.P. for which Ashford Capital Management, Inc. acts as general partner, as indicated in footnote
         (5) above, and (ii) shares listed above of Workplace Health, Safety and Compensation Commission of New Brunswick; Dalhousie University General Endowment Fund; Dalhousie University Killam Endowment Fund; Dalhousie University Pension Fund; Wisconsin Alumni Research Foundation; and Trustees of Dartmouth College, for whom Ashford Capital Management, Inc. also acts as investment adviser and attorney-in-fact.


(7) Golden West may, at any time prior to September 27, 1997, exercise its option to sell to the Company rights to an additional 378 acre feet of water at a price of $3,200 per acre foot. The purchase price to be paid for such water rights is required to be paid in shares of Common Stock. The number of shares to be issued upon any such future option exercise will be based upon the then current trading price of the Common Stock. Since the future trading price of the Common Stock is not currently known, the Company is unable to determine the number of shares of Common Stock that could be issued to the Selling Securityholders. Accordingly, the amounts set forth in this table do not include any shares that could be issued in the future under the Agreement.


                                      11.

                              PLAN OF DISTRIBUTION

         The Selling Securityholders may sell, directly or through brokers, the shares of Series C Preferred Stock and Common Stock in negotiated transactions or in one or more transactions in the market at the price prevailing at the time of sale. In connection with such sales, the Selling Securityholders and any participating broker may be deemed to be "underwriters" of the shares within the meaning of the Securities Act, although the offering of these securities will not be underwritten by a broker-dealer firm. Sales in the market may be made to broker-dealers making a market in the Common Stock or other broker-dealers, and such broker-dealers, upon their resale of such securities, may be deemed to be "selling securityholders" in this offering. The NASD member firms who make a market in the Company's Common Stock, as most recently reported to the Company by The Nasdaq Stock Market, are Bear, Stearns & Co. Inc.; Mayer & Schweitzer Inc.; Carr Securities Co.; Neuberger & Berman; Fahnestock & Co., Inc.; Sharpe Capital Inc.; Furman Selz Incorporated; Sherwood Securities Corp.; Herzog, Heine, Geduld, Inc.; Torrey Pines Securities Inc.; L.H. Friend & Co.; and Troster Singer Corp. The Company will not receive any of the proceeds from the sale of the shares of Series C Preferred Stock or Common Stock by the Selling Securityholders. Pursuant to the terms under which the shares of Series C Preferred Stock and Common Stock were sold, the Company has agreed to indemnify the Selling Securityholders against such liabilities as they may incur as a result of any untrue statement of a material fact in the Registration Statement of which this Prospectus forms a part, or any omission herein or therein to state a material fact necessary in order to make the statements made, in the light of the circumstances under which they were made, not misleading. Such indemnification includes liabilities that the Selling Securityholders may incur under the Securities Act.

         The Company will bear all costs and expenses of the registration under the Securities Act and certain state securities laws of the Series C Preferred Stock and Common Stock, other than fees of counsel (if any) for the Selling Securityholders and any discounts or commissions payable with respect to sales of such securities.

         From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Securityholders are required to cease sales until the Prospectus has been supplemented or amended.


                            DESCRIPTION OF SECURITIES

GENERAL

         The Company is authorized to issue 20,000,000 shares of Common Stock, $.001 par value, and 1,000,000 shares of preferred stock, $.001 par value, of which 15,000 have been designated as the Series C Convertible Redeemable Preferred Stock.

COMMON STOCK

         The holders of Common Stock are entitled to one vote for each share held of record by them on all matters voted on by stockholders. The Company's Certificate of Incorporation ("Certificate") does not provide for cumulative voting in the election of directors. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor, subject to the prior rights of the holders of any preferred stock. In the event of liquidation, dissolution or a winding up of the Company's affairs, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of or provision for all debts and liabilities and after provision has been made for payments with respect to the class of stock, including any preferred stock outstanding at that time, that has preference over the Common Stock. Holders of shares of Common Stock, as such, have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are fully paid and nonassessable.

PREFERRED STOCK

         General. Shares of preferred stock may be issued without stockholder approval. The Board of Directors is authorized to issue such shares in one or more series and to fix the rights, preferences, privileges, qualifications,


                                       12.

limitations and restrictions thereof, including dividend rights and rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting any series or the designation of such series, without any vote or action by the stockholders. As of the date of this Prospectus, the Company has no current plans for the issuance of any additional shares of the preferred stock. Any preferred stock that may, however, be issued in the future could rank prior to the Common Stock offered hereby with respect to dividend rights and rights on liquidation. The Board of Directors, without stockholder approval, may issue preferred stock with voting and conversion rights that could adversely affect the voting power of holders of Common Stock offered hereby or create impediments to persons seeking to gain control of the Company.

         Series C Convertible Redeemable Preferred Stock. Each share of Series C Preferred Stock has a stated value of $1,000, a par value of $.001, and is convertible at any time at the option of the holder into shares of Common Stock at a conversion price of $16.62 per share. The conversion price, and therefore the number of shares of Common Stock issuable upon the conversion of the Series C Preferred Stock, is subject to adjustment in certain events to prevent dilution.

         The holders of Series C Preferred Stock are entitled to vote on all matters presented to the stockholders, together with the holders of Common Stock as one class, except as otherwise required by law. Each share of Series C Preferred Stock is entitled to the number of votes equal to the number of shares of Common Stock into which such share of Series C Preferred Stock would have been convertible, if such conversion had taken place on the record date set for determining stockholders entitled to vote at a meeting or the date of the consent of stockholders if action is being taken by written consent. In the event that the Company is in default in the payment of two or more semi-annual dividends, the holders of the Series C Preferred Stock would have the right, voting as a class, to elect a majority of the directors of the Company, and the holders of the Common Stock would have the right to elect the remaining directors. The right of the holders to elect a majority of the directors of the Company would continue until dividends are paid for at least two consecutive semi-annual periods, after which the right to elect directors shall revert to the Common Stock and the Series C Preferred Stock, voting as a single class.

         The holders of Series C Preferred Stock are entitled to receive annual dividends in the amount of $72.50 per share, payable semi-annually on January 15 and July 15 of each year ($36.25 semi-annually). The first four semi-annual dividend payments (July 15, 1997 through and including January 15, 1999) to be made with respect to Series C Preferred Stock may be made, in the sole discretion of the Board of Directors, in cash or, in full or in part, by issuing shares of Series C Preferred Stock. Thereafter all dividend payments made with respect to the Series C Preferred Stock are payable in cash. Upon the conversion of any shares of Series C Preferred Stock, the holder shall be entitled to receive unpaid dividends declared prior to the date of the conversion if the holder owned the Series C Preferred Stock on the record date, but shall not be entitled to receive any accumulated, accrued and unpaid dividends with respect to the shares so converted.

         The Company may, upon 30 days' written notice to the holders, redeem all or any portion of the Series C Preferred Stock at any time after March 30, 1999 at a cash redemption price of $1,000 per share plus accrued but unpaid dividends. However, the Company may redeem the Series C Preferred Stock only if the average closing price of the Common Stock during the 20 consecutive trading days prior to the notice of redemption is not less than 150% of the conversion price (initially $16.62 per share, subject to adjustment). In case of the redemption of a part only of the outstanding shares of Series C Preferred Stock, the shares so to be redeemed shall be selected pro rata. Redeemed shares shall be cancelled and revert to authorized but unissued shares of preferred stock undesignated as to series.

         Commencing on April 1, 2006 and continuing until March 31, 2007, each holder of shares of the Series C Preferred Stock may, from time to time, during such period, at such holder's option, cause the Company to redeem for cash, out of funds legally available therefore, up to an aggregate of one-half of all shares of Series C Preferred Stock owned by such holder on April 1, 2006. Commencing on April 1, 2007, each holder of shares of Series C Preferred Stock may, from time to time thereafter, at such holder's option, cause the Company to redeem for cash, out of funds legally available therefore, some or all of such holder's shares of Series C Preferred Stock. The redemption price for each share of Series C Preferred Stock shall be $1,000 per share, plus, in each case, all declared and unpaid dividends, if any.


                                      13.

         The Series C Preferred Stock has a preference in liquidation over the holders of Common Stock of $1,000 per share plus accrued and unpaid dividends.

ANTI-TAKEOVER PROVISIONS

         The provisions of the Certificate and the Bylaws of the Company (the "Bylaws") summarized in the succeeding paragraphs may be deemed to have anti-takeover effects and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider to be in such stockholder's best interests, including those attempts that might result in a premium over the market price for the shares held by stockholders.

         Amendment of Certain Provisions of the Certificate of Incorporation and Bylaws. The Certificate provides that the affirmative vote of the holders of at least 66-2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class, is required to amend certain provisions of the Certificate, including those provisions relating to the number, election and term of directors; the removal of directors and the filling of vacancies; indemnification of directors, officers and others; and the supermajority voting requirements in the Certificate. The Certificate further provides that the Bylaws may be amended by the Board of Directors or by an affirmative vote of the holders of not less than 66-2/3% of the total voting power of all outstanding securities of the Company then entitled to vote generally in the election of directors, voting together as a single class. These voting requirements will have the effect of making more difficult any amendment by stockholders, even if a majority of the Company's stockholders believes that such amendment would be in their best interests.

         Classified Board of Directors. The Certificate divides the Board of Directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the Board of Directors will be elected at each annual meeting of stockholders.

         The classification of directors and provisions in the Certificate that limit the ability of stockholders to increase the size of the Board of Directors without the vote of at least 66-2/3% of the total voting power of all outstanding voting securities, together with provisions in the Certificate that limit the ability of stockholders to remove directors and that permit the remaining directors to fill any vacancies on the Board, will have the effect of making it more difficult for stockholders to change the composition of the Board of Directors. As a result, at least two annual meetings of stockholders may be required for the stockholders to change a majority of the directors, whether or not a change in the Board of Directors would be beneficial to the Company and its stockholders and whether or not a majority of the Company's stockholders believes that such a change would be desirable.

         Advance Notice Requirements for Stockholder Proposals and Director Nominations. The Bylaws establish advance notice procedures with regard to stockholder proposals and the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors. The Company may reject a stockholder proposal or nomination that is not made in accordance with such procedures.

         Section 203 of the Delaware General Corporation Law/Provisions in Certificate of Incorporation. Subject to certain exclusions summarized below,
Section 203 of the Delaware General Corporation law ("Section 203") prohibits any Interested Stockholder from engaging in a "business combination" with a Delaware corporation for three years following the date such person became an Interested Stockholder. Interested Stockholder generally includes (i) any person who is the beneficial owner of 15% or more of the outstanding voting stock of the corporation and (ii) any person who is an affiliate or associate of the corporation and who held 15% or more of the outstanding voting stock of the corporation at any time within three years before the date on which such person's status as an Interested Stockholder is determined. Subject to certain exceptions a "business combination" includes, among other things: (i) any merger or consolidation involving the corporation; (ii) the sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having an aggregate market value equal to 10% or more of either the aggregate market value of all assets of the corporation determined on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the Interested Stockholder, except pursuant to a transaction that effects a pro rata distribution to all stockholders of the corporation; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series, or securities convertible into the stock of any class or series, of the corporation that is owned directly or indirectly by



                                       14.

the Interested Stockholder; and (v) any receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

         Section 203 does not apply to a business combination if: (i) before a person became an Interested Stockholder, the board of directors of the corporation approved the transaction in which the Interested Stockholder became an Interested Stockholder or the business combination; (ii) upon consummation of the transaction that resulted in the person becoming an Interested Stockholder, the Interested Stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commences (other than certain excluded shares); or (iii) following a transaction in which the person became an Interested Stockholder, the business combination is (a) approved by the board of directors of the corporation and (b) authorized at a regular or special meeting of stockholders (and not by written consent) by the affirmative vote of the holders of at least 66-2/3% of the outstanding voting stock of the corporation not owned by the Interested Stockholder.

         In addition to the restrictions imposed on certain business combinations by Section 203, the Certificate contains certain provisions which require that certain business combinations with an interested stockholder must be approved by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock, unless (a) with respect to business combinations that do not involve payment of cash or other consideration to the Company's stockholders, such business combination is approved by (i) a majority of directors who were directors at the time of the Company's incorporation or are not interested stockholders and became directors prior to the time the interested stockholder became an interested stockholder, or (ii) a majority of the shares held by stockholders other than the interested stockholder, and (b) with respect to other business combinations, the interested stockholder provides "fair" consideration to the stockholders (with the fairness determined in accordance with the provisions of the Certificate), and (c) certain other conditions are satisfied.


                                  LEGAL MATTERS


         The validity of the securities offered hereby has been passed upon by Troy & Gould Professional Corporation, Los Angeles, California. Troy & Gould Professional Corporation owns 38,686 shares of Common Stock.



                                     EXPERTS

         The audited consolidated financial statements contained in the Annual Report on Form 10-K of Western Water Company for the year ended March 31, 1996 and incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of Harlan & Boettger, independent public accountants, given on the authority of said firm as experts in auditing and accounting.



                                       15.

         No dealer, salesman or other person has been authorized to give any information or make any representations, other than those contained in this Prospectus, in connection with the offering hereby, and, if given or made, such information and representations must not be relied upon as having been authorized by the Company or the Selling Securityholders. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or other jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                                 ---------------


                                TABLE OF CONTENTS

                                           Page

Available Information....................   2
Incorporation of Certain
  Documents by Reference.................   2
The Company..............................   4
Risk Factors.............................   6
Use of Proceeds...........................  9
Selling Securityholders...................  9
Plan of Distribution.....................  12
Description of Securities................  12
Legal Matters............................  15
Experts..................................  15



                     10,350 Shares of Series C Convertible
                           Redeemable Preferred Stock


                         880,312 Shares of Common Stock


                             WESTERN WATER COMPANY



                                _______________

                                   PROSPECTUS

                                _______________



                                 June 25, 1997

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The Company estimates that expenses in connection with the distribution described in this Registration Statement will be as follows. All expenses incurred with respect to the distribution will be paid by the Company, and such amounts, with the exception of the Securities and Exchange Commission registration fees, are estimates.

         SEC registration fee..................................$ 4,320
         Nasdaq listing fees...................................  7,500
         Accounting fees and expenses..........................  1,000
         Legal fees and expenses...............................  5,000
         Miscellaneous.........................................  1,000
                                                               -------

            Total..............................................$18,820
                                                               =======


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Pursuant to Section 102(b)(7) of the General Corporation Law of the State of Delaware (the "GCL"), the Certificate of Incorporation of the Company eliminates the liability of the Company's directors to the Company or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith, and certain other liabilities.

         The Certificate of Incorporation, and the Bylaws of the Company provide for the indemnification of directors and officers to the fullest extent permitted by the GCL.

         Section 145 of the GCL authorizes indemnification when a person is made a party to any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or was serving as a director, officer, employee or agent of another enterprise, at the request of the corporation, and if such person acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. With respect to any criminal proceeding, such person must have had no reasonable cause to believe that his or her conduct was unlawful. If it is determined that the conduct of such person meets these standards, he or she may be indemnified for expenses incurred and amounts paid in such proceeding if actually and reasonably incurred by him or her in connection therewith.

         If such a proceeding is brought by or on behalf of the corporation (i.e., a derivative suit), such person may be indemnified against expenses actually and reasonably incurred if he or she acted in good faith and in a manner reasonably believed by him or her to be in, or not opposed to, the best interests of the corporation. There can be no indemnification with respect to any manner as to which such person is adjudged to be liable to the corporation; however, a court may, even in such case, allow such indemnification to such person for such expenses as the court deems proper. Where such person is successful in any such proceeding, he or she is entitled to be indemnified against expenses actually and reasonably incurred by him or her. In all other cases, indemnification is made by the corporation upon determination by it that indemnification of such person is proper because such person has met the applicable standard of conduct.

         The registration rights agreement between the Company and the Selling Securityholders provides that the Company shall indemnify the Selling Securityholders, and the Selling Securityholders shall indemnify the Company and the officers and directors of the Company, for certain liabilities, including certain liabilities under the Securities Act.


                                       (i)

ITEM 16.  EXHIBITS

         The following exhibits, which are furnished with this Registration Statement or incorporated by reference, are filed as part of this Registration
Statement:


      Exhibit
        No.                       Description
      -------                     -----------
       4.1   Form of Common Stock certificate.(1)

       4.2 Form of Series C Convertible Redeemable Preferred Stock certificate.

       4.3   Certificate of Designations for Series C Convertible Redeemable
             Preferred Stock.(2)

       5.1   Opinion of Troy & Gould Professional Corporation.

       23.1  Consent of Harlan & Boettger.

       23.2  Consent of Troy & Gould Professional Corporation (contained in
             Exhibit 5.1).

       24.1  Power of Attorney (contained in Part II).(2)

       99.1 Agreement for Sale of Water Rights and Option to Sell Water Rights, dated July 25, 1996, between the Company and Golden West.(3)

       99.2 Form of Stock Purchase Agreement for the purchase and sale of Series C Convertible Redeemable Preferred Stock.(2)


--------------

(1) Previously filed as Exhibit 4.1 to the Company's Form 10 filed on August 9, 1990, which exhibit is hereby incorporated herein by reference.


(2)      Previously filed as an Exhibit to this Registration Statement.

(3) Previously filed as Exhibit 99 to the Company's Registration Statement (File No. 333-10367) on Form S-3 filed on August 16, 1996, which exhibit is hereby incorporated herein by reference.



ITEM 17.  UNDERTAKINGS

         (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         (b) The undersigned registrant hereby undertakes that for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


                                      (ii)

         (c)      The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this Registration Statement.

                      (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                      (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

                      (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, and the information required to be included in a post-effective amendment is contained in periodic reports filed by the registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                  (2) That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



                                      (iii)

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of San Diego, State of California, on June 24, 1997.



                                       WESTERN WATER COMPANY



                                       By /s/ PETER L. JENSEN
                                         -----------------------------------
                                          Peter L. Jensen, President





         Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to this Registration Statement has been signed by the following person in the capacities and on the dates indicated.




        Signature                 Title                                    Date
        ---------                 -----                                    ----
/s/ PETER L. JENSEN               Director, President and Chief        June 24, 1997
-------------------------         Executive Officer (Principal)
Peter L. Jensen                   Executive Officer)



/s/ RONALD I. SIMON               Chief Financial Officer              June 24, 1997
-------------------------         (Principal Financial
Ronald I. Simon                   and Accounting Officer)



 /s/  JOHN H. HUSTON*              Director, Vice President             June 24, 1997
--------------------------
John H. Huston


                                  Director                             June __, 1997
--------------------------
Scott Katzmann


/s/ WILLIAM D. WATT*              Director                             June 24, 1997
---------------------------
William D. Watt




------------

* Executed on behalf of such person by Mr. Peter L. Jensen pursuant to the power of attorney granted to Mr. Jensen in the Registration Statement filed June 6, 1997.

                                  EXHIBIT INDEX


      Exhibit
        No.                 Description
      -------               -----------
       4.1    Form of Common Stock certificate.(1)

       4.2 Form of Series C Convertible Redeemable Preferred Stock certificate.

       4.3    Certificate of Designations for Series C Convertible Redeemable
              Preferred Stock.(2)

       5.1    Opinion of Troy & Gould Professional Corporation.

       23.1   Consent of Harlan & Boettger.

       23.2   Consent of Troy & Gould Professional Corporation (contained in
              Exhibit 5.1).

       24.1   Power of Attorney (contained in Part II).(2)

       99.1   Agreement for Sale of Water Rights and Option to Sell Water
              Rights, dated July 25, 1996, between the Company and Golden
              West.(3)

       99.2 Form of Stock Purchase Agreement for the purchase and sale of Series C Convertible Redeemable Preferred Stock.(2)


--------------



(1) Previously filed as Exhibit 4.1 to the Company's Form 10 filed on August 9, 1990, which exhibit is hereby incorporated herein by reference.

(2)      Previously filed as an Exhibit to this Registration Statement.

(3) Previously filed as Exhibit 99 to the Company's Registration Statement (File No. 333-10367) on Form S-3 filed on August 16, 1996, which exhibit is hereby incorporated herein by reference.